                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             The Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                         UNIFIED WESTERN GROCERS, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040

                               ----------------

                   Notice of Annual Meeting of Shareholders
                               February 27, 2001

                               ----------------

  The Annual Meeting of Shareholders of Unified Western Grocers, Inc., a California corporation, will be held at the Norwalk Marriott Hotel, 1311 Sycamore Drive, Norwalk, California on February 27, 2001 at 11:00 a.m., for the following purposes:

  1. To elect the eighteen members of the Board of Directors for the ensuing year, fifteen by the holders of Class A Shares and three by the holders of Class B Shares.

  2. To transact such other business as may properly come before the meeting.

   The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

  Only shareholders of record at the close of business on January 2, 2001 will be entitled to vote at the meeting.

   All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Ling, Jr.
                                          Executive Vice President, General
                                           Counsel and Secretary


January 26, 2001

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Unified Western Grocers, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held February 27, 2001, or at any adjournment thereof.

  A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

  Only the holders of record of Class A Shares and Class B Shares at the close of business on January 2, 2001 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 66,408 Class A Shares and 418,073 Class B Shares.

  These proxy materials will be first mailed to shareholders on or about January 26, 2001. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and its related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                 SOLICITATION REGARDING ELECTION OF DIRECTORS

Election of Directors

  At the Annual Meeting eighteen directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Fifteen directors are to be elected by the holders of the Company's Class A Shares and three directors are to be elected by the holders of the Company's Class B Shares.

  The following table sets forth certain information concerning the nominees for election to the Board of Directors. All nominees have consented to being named herein as nominees and to serve as directors if elected.

                                    Age as   Year
                                      of     First     Principal Occupation
               Name                12/31/00 Elected     During Last 5 Years
               ----                -------- -------    --------------------
 NOMINEES FOR ELECTION BY CLASS A
  SHARES
 Louis A. Amen....................    71     1974   President, Super A Foods,
                                                    Inc.
 David M. Bennett.................    47     1999   Co-owner, Mollie Stone's
                                                    Markets
 John Berberian...................    49     1991   President, Berberian
                                                    Enterprises, Inc.
 Edmund Kevin Davis...............    47     1998   President, Chairman and
                                                    Chief Executive Officer,
                                                    Bristol Farms Markets
 James F. Glassel.................    60     1999   President, Pokerville
                                                    Select Market
 Mark Kidd........................    50     1992   President, Mar-Val Food
                                                    Stores, Inc.
 Jay McCormack....................    50     1993   Owner-Operator, Alamo
                                                    Foods, Inc.; Co-owner,
                                                    Glen Avon Apple Market
 Morrie Notrica...................    71     1988   President and Chief
                                                    Operating Officer,
                                                    Joe Notrica, Inc.
 Peter J. O'Neal..................    56     1999   President, White Salmon
                                                    Foods, Inc. and Estacada
                                                    Foods, Inc.
 Michael A. Provenzano, Jr. ......    58     1986   President, Pro & Son's,
                                                    Inc., President,
                                                    Provo, Inc. and President,
                                                    Pro and Family, Inc.
 Gordon E. Smith..................    55     1999   President, Marlea Foods,
                                                    Inc., operating Vernonia
                                                    Sentry Market
 Robert E. Stiles.................    61     1999   President, Gelson's
                                                    Markets
 James R. Stump...................    62     1982   President, Stump's Market,
                                                    Inc.
 Kenneth Ray Tucker...............    53     1999   President, Evergreen
                                                    Markets, Inc.
 Richard L. Wright................    63     1999   President, Wright's
                                                    Foodliner, Inc.
 NOMINEES FOR ELECTION BY CLASS B
  SHARES
 Darioush Khaledi.................    54     1993   Chairman of the Board and
                                                    Chief Executive Officer,
                                                    K.V. Mart Co., operating
                                                    Top Valu Markets and Valu
                                                    Plus Food Warehouse
 Douglas A. Nidiffer..............    51            President and Chief
                                                    Executive Officer,
                                                    C&K Market, Inc.
 Mimi R. Song.....................    43     1998   President and Chief
                                                    Executive Officer,
                                                    Super Center Concepts,
                                                    Inc.

  In connection with the Company's merger with United Grocers, Inc. in September 1999, the shareholders of the Company approved an amendment to establish the authorized number of directors of the Company as a flexible number of directors of not less than 15 nor more than 24, with the exact number to be established by the Board of Directors. In the merger the Board increased to 24, consisting of all persons who had been directors of Certified and United. The Board of Directors has determined that the Board should be reduced to 18 to reduce expense and increase efficiency while retaining geographic representation. That reduction will be effective when new directors are elected at the Annual Meeting.

Voting Rights

  Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares for which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (fifteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

  The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

  The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of seven meetings during the fiscal year ended September 30, 2000. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which the director served.

  The Company has an Audit Committee which presently consists of director Richard L. Wright, Committee Chairman, and directors David M. Goodwin, Jay McCormack, Mary J. McDonald and Floyd F. West. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The members of the Audit Committee are "independent" as such term is defined by the listing standards applicable to companies listed on the New York Stock Exchange. The Company is not so listed. The Audit Committee, which met four times during the Company's last fiscal year, is primarily responsible for reviewing services performed by the Company's independent auditors, reviewing the annual audited financial statements and quarterly unaudited financial statements with management and with the Company's independent auditors, reviewing information with respect to the independence of auditors and making recommendations to the Board of Directors concerning such matters. The Audit Committee performs its duties consistent with Charter for the Audit Committee adopted by the Board of Directors, which Charter is attached to this Proxy Statement as Annex A.

  The Company has an Executive Compensation Committee which presently consists of director Mark Kidd, Committee Chairman, and directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Executive Compensation Committee. The Executive Compensation Committee, which met two times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director James R. Stump, Committee Chairman, and directors David M. Bennett, Edmund Kevin Davis, Morrie Notrica, Peter J. O'Neal and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and Chief Executive Officer, are ex-officio members of the Nominating Committee. The Nominating Committee, which met three times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  As of January 2, 2001, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares or Class B Shares of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of January 2, 2001 by each director and nominee, and their affiliated companies, and by all directors and nominees and their affiliated companies, as a group. No officer of the Company who is not a director owns shares of any class of the Company's stock.

                                                     Shares Owned
                                         -------------------------------------
                                           Class A Shares     Class B Shares
                                         ------------------ ------------------
      Name and
     Affiliated                           No.   % of Total   No.   % of Total
       Company                           Shares Outstanding Shares Outstanding
     ----------                          ------ ----------- ------ -----------
Louis A. Amen (1).......................  100      0.15%    10,169    2.43%
 Super A Foods, Inc.
Bill Andronico..........................  100      0.15%     5,510    1.32%
 Andronico's Markets
David M. Bennett........................  100      0.15%     1,956    0.47%
 Mollie Stone's Markets
John Berberian..........................  100      0.15%     8,026    1.92%
 Berberian Enterprises, Inc.
Edmund Kevin Davis......................  100      0.15%       587    0.14%
 Bristol Farms Markets
Kenneth W. Findley......................  100      0.15%     2,521    0.60%
 Bales For Food, Bales Unico
James F. Glassel........................  100      0.15%       177    0.04%
 Pokerville Select Market
David M. Goodwin........................  100      0.15%     1,461    0.35%
 Goodwin & Sons, Inc.
Darioush Khaledi (1)....................  100      0.15%    17,134    4.10%
 K.V. Mart Co.
Mark Kidd...............................  100      0.15%     2,253    0.54%
 Mar-Val Food Stores, Inc.
Jay McCormack (2).......................  300      0.46%     1,826    0.44%
Mary J. McDonald........................  100      0.15%       578    0.14%
 Sweet Home Thriftway, M&S Grocers
Douglas A. Nidiffer (3).................  100      0.15%    16,432    3.93%
 C&K Market, Inc.
Morrie Notrica..........................  100      0.15%     9,520    2.28%
 Joe Notrica, Inc.
Peter J. O'Neal.........................  100      0.15%       113    0.03%
 White Salmon Foods, Inc. and Estacada
  Foods, Inc.
Michael A. Provenzano, Jr. .............  100      0.15%     2,265    0.54%
 Pro & Son's, Inc.
Edward J. Quijada (4)...................  100      0.15%     2,409    0.58%
 Tresierras Bros. Corp.
Gordon E. Smith.........................  100      0.15%       811    0.19%
 Marlea Foods, Inc., operating Vernonia
  Sentry Market
Mimi R. Song (1)........................  100      0.15%    19,082    4.56%
 Super Center Concepts, Inc.

                                                     Shares Owned
                                        --------------------------------------
                                          Class A Shares     Class B Shares
                                        ------------------ -------------------
      Name and
     Affiliated                          No.   % of Total    No.   % of Total
       Company                          Shares Outstanding Shares  Outstanding
     ----------                         ------ ----------- ------- -----------
Robert E. Stiles (1) (5)...............   100     0.15%      8,855     2.12%
 Gelson's Markets
James R. Stump.........................   100     0.15%      2,131     0.51%
 Stump's Market, Inc.
Kenneth Ray Tucker.....................   100     0.15%         30     0.01%
 Evergreen Markets, Inc.
Floyd F. West..........................   100     0.15%        646     0.15%
 Pioneer Super Save, Inc.
Richard L. Wright (1)..................   100     0.15%      2,659     0.64%
 Wright's Foodliner, Inc.
All Directors/Nominees and their
 affiliated companies as a group....... 2,600     3.91%    117,151    28.02%

--------
(1) Elected by Class B Shareholders.

(2) Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 465 Class B Shares (0.11% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 607 Class B Shares (0.15% of the outstanding class of shares) and Alamo Foods, Inc., which owns 100 Class A Shares (0.15% of the outstanding class of shares) and 754 Class B Shares (0.18% of the outstanding class of shares).

(3) Nominee for election as a director.

(4) Shares owned by Tresierras Bros. Corp. Mr. Quijada disclaims beneficial ownership of these shares.

(5) Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson's Markets. Mr. Stiles disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  No officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year or prior fiscal years except that based solely on a review of Forms 3, 4 and 5 furnished to the Company by officers and directors of the Company, late Form 3's were filed by officers Daniel J. Murphy, Rodney L. Van Bebber, and William O. Cote, in each case reporting no holdings of shares of stock of the Company and late Form 5's were filed by directors Amen, Bennett, Goodwin, Khaledi, McCormack, McDonald, Notrica, Provenzano, Song, and Wright, reporting exempt transactions with respect to receipt of Class B Shares as patronage dividends or the redemption of Class B Shares by the Company in the current or prior years, and in the case of director Khaledi reporting two acquisitions of shares in private transactions in prior years.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee consists of Mark Kidd, Committee Chairman, and directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song., as well as ex-officio member and Chairman of the Board, Louis A. Amen. As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

  In the course of its business, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases, and leases with members, made direct investments in members and entered into supply agreements with members. Refer to "Transactions With Management and Other Persons" on page 14 for a description of transactions the Company has entered into with certain member patrons with which members of the Executive Compensation Committee are affiliated.

Report of Executive Compensation Committee on Executive Compensation

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company's performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

Salary

  The Executive Compensation Committee is responsible for the review of salary recommendations made by the Chief Executive Officer (CEO) for each officer. Such review is conducted in closed session and, with the exception of the CEO, without management personnel being present. This process centers on the Executive Compensation Committee's consideration of the CEO's evaluation of individual officers based on various subjective and objective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contributions toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, officer accomplishments and contributions during the preceding fiscal year and the overall financial results for the Company during the previous fiscal year. Salary levels so established for the fiscal year ended September 30, 2000 for the named executives are reflected in the Summary Compensation Table. The Executive Compensation Committee determined, based on the recommendation of the Chief Executive Officer, that salary levels for the named executive officers for fiscal year 2000 would remain in effect for fiscal year 2001.

  The Executive Compensation Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the policies and considerations discussed directly above. The Executive Compensation Committee, upon the recommendation of the CEO, has determined that the salary of the CEO for fiscal year 2000 would remain in effect for fiscal year 2001.

Annual Bonuses

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Company officers other than the CEO are eligible for bonuses pursuant to an annual incentive plan for senior management. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The plan provides for the annual determination of a target bonus, a maximum bonus and performance levels below which no bonus is paid. The current performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of 25% percent of the earned incentive, based on individual contributions to the overall performance of the Company. For fiscal year 2000 no bonuses were awarded pursuant to the plan since the Company's pre-patronage dividend income fell below the minimum level required.

  The CEO's bonus is determined by the Committee's evaluation of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise 60% and 40%, respectively, of the overall CEO score. After reviewing the Company performance for fiscal year 2000, and in spite of significant leadership performance by the CEO, in response to the CEO's request to forego a bonus for fiscal year 2000, the Executive Compensation Committee elected not to award any bonus to the CEO for fiscal year 2000.

  Bonuses awarded to named executives in the prior two fiscal years are disclosed in the Summary Compensation Table.

Benefits

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II ("ESPP II"), which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Amended and Restated Deferred Compensation Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 2000 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

                   Executive Compensation Committee Members

                               Mark Kidd, Chairman
                               John Berberian
                               Jay McCormack
                               Morrie Notrica
                               Gordon E. Smith
                               Mimi R. Song

Executive Officer Compensation

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer and to certain other executive officers of the Company.

                          Summary Compensation Table

                                      Annual Compensation
                                   ---------------------------
                                   Fiscal                         All other
Name and principal position         Year    Salary($) Bonus($) Compensation($)
---------------------------        ------   --------- -------- ---------------
Alfred A. Plamann                   2000     500,000        0      41,885(2)
President & Chief Executive
 Officer                            1999(1)   39,904        0       3,033
                                    1999     415,000  166,000      34,343
                                    1998     408,267  125,000      34,319
Richard J. Martin                   2000     266,154        0      20,756(3)
Executive Vice President, Finance
 & Administration and               1999(1)   24,038        0       1,827
Chief Financial Officer             1999     250,000   75,000       5,949
                                    1998      76,923   37,500           0
Robert M. Ling, Jr.                 2000     237,115        0      18,513(4)
Executive Vice President, General
 Counsel and Secretary              1999(1)   19,615        0       1,490
                                    1999     204,000   71,000      16,098
                                    1998     199,750   39,100      15,467
Charles J. Pilliter                 2000     234,231        0      18,779(5)
Executive Vice President--Sales
 and Marketing                      1999(1)   20,192        0       1,535
                                    1999     210,000   52,500      17,045
                                    1998     207,000   31,500      16,797
George D. "Ted" Gardner             2000     175,000        0      13,502(6)
Senior Vice President--Non-Foods
 and Specialty Products             1999(1)   14,808        0       1,125
                                    1999     154,001   32,000      12,188
                                    1998     152,000   18,480      11,860

--------
(1) Transition period between August 29, 1999 and October 2, 1999.
(2) Consists of a $10,269 Company contribution to the Company's Employees' Sheltered Savings Plan, a $27,731 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $3,885 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $12,085 Company contribution to the Company's Employees' Sheltered Savings Plan, a $7,968 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $703 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $10,967 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,032 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $514 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $7,323 Company contribution to the Company's Employees' Sheltered Savings Plan, a $10,479 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $977 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(6) Consists of a $11,393 Company contribution to the Company's Employees' Sheltered Savings Plan, a $1,595 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $514 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II, as amended, ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible officers with a retirement benefit at age 62, which for a period of 15 years, when combined with the defined benefit payments, would equal up to 65% of a participant's final salary, based on formulas which include years of service and salary. Employees become eligible for ESPP II after three years of service as an officer of the Company at the level of Vice President or above. Upon eligibility, officers receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Officers first elected after December, 1998 receive credit only for years of service as an officer. Payments under ESPP II are discounted for executives who retire prior to age 62. At September 30, 2000, credited years of service for named executive officers are: Mr. Plamann, 11 years; Mr. Martin, 2 years; Mr. Ling, 4 years; Mr. Pilliter, 24 years; and Mr. Gardner, 5 years.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on September 30, 2000 at age 65.

                              PENSION PLAN TABLE

                                    Years of Service
                  -----------------------------------------------------
   Remuneration   5 Years  10 Years 15 Years 20 Years 25 Years 33 Years
   ------------   -------- -------- -------- -------- -------- --------
   $100,000       $ 25,978 $ 51,955 $ 67,933 $ 68,910 $ 69,888 $ 71,452
    130,000         33,819   67,594   88,391   89,688   90,985   93,060
    160,000         41,740   83,481  109,221  110,963  112,703  115,488
    190,000         49,240   98,481  128,721  130,463  132,203  134,988
    220,000         56,740  113,481  148,221  149,963  151,703  154,488
    250,000         64,240  128,481  167,721  169,463  171,203  173,988
    300,000         76,740  153,481  200,221  201,963  203,703  206,488
    350,000         89,240  178,481  232,721  234,463  236,203  238,988
    400,000        101,740  203,481  265,221  266,963  268,703  271,488
    450,000        114,240  228,481  297,721  299,463  301,203  303,988
    500,000        126,740  253,481  330,221  331,963  333,703  336,488

Executive Employment, Termination and Severance Agreements

  The Company has an employment agreement with Alfred A. Plamann, the Company's President and Chief Executive Officer. The term of Mr. Plamann's contract is three years, currently expiring on September 29, 2003. The term will be extended automatically for successive one year terms on each anniversary of the contract unless either party has given notice of an intention to terminate at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $500,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  In January, 2000, the Company authorized the execution of severance agreements with Messrs. Ling and Pilliter. Each agreement provides for severance payments in the event the executive's employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

  Severance Agreements were also authorized for Messrs. Martin and Gardner providing a severance benefit equal to one year's salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason. As an Executive Vice President, Mr. Martin will be eligible to receive a severance agreement on the terms provided to Messrs. Ling and Pilliter after serving for three years as an officer of the Company.

Supplemental Officer Medical Benefits

  In December, 2000, the Board of Directors approved a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be entitled to payment by the insurance plan of the portion of covered expenses not covered under the Company's health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be entitled to participate in the Supplemental Officer Health Insurance Plan following termination of employment. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Director Compensation

  Each director receives an annual payment of $7,500 as compensation for service as a director of the Company and a member of any Board committees and subsidiary Boards, if applicable. In addition, directors are reimbursed for Company related expenses. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board receives annual compensation of $12,500, and each Vice Chairman receives annual compensation of $10,000.

                            AUDIT COMMITTEE REPORT

  The audit committee: (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 as currently in effect; (3) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Deloitte & Touche LLP the independent accountant's independence.

  Based on the review and discussions described above, the audit committee recommended to the Board of Directors that the audited financial statements described in the report of Deloitte & Touche LLP dated December 5, 2000, be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

                                          Richard L. Wright, Committee
                                           Chairman
                                          David M. Goodwin
                                          Jay McCormick
                                          Mary J. McDonald
                                          Floyd F. West

Cumulative Total Shareholder Return

  The following graph sets forth the five year cumulative total shareholder return on the Company's shares as compared to the cumulative total return for the same period of the S&P 500 Index and the Company's Peer Group. The peer group is Roundy's, Inc. Like the Company, Roundy's is a retailer-owned wholesale grocery distributor. Neither Company nor Roundy's pays a dividend on its stock. The shares of the Company and the Peer Issuer are not traded on any exchange and there is no established public market for such shares. The Company's shares are purchased and sold based on the book value of such shares as of specified dates. In 1999 the Company included Spartan Stores, Inc. in its peer group. During 2000 Spartan Stores, Inc. acquired a substantial grocery retailer by merger, issued shares to nonmembers in the Merger, listed its shares on NASDAQ and ceased to operate as a retailer owned wholesale company. Since the value of Company and Company Peer Group shares in the graph is based solely on changes in the book value of such shares while the graph values for S&P 500 Companies are determined through public market trading activity which typically establishes value by way of factors other than or in addition to book value, the Company believes that the graph comparison is not on a comparable basis and is not meaningful.

              Comparison of Five Year** Cumulative Total Return*
       Among Unified Western Grocers, Inc., S&P 500 Index and Peer Group

                             [GRAPH APPEARS HERE]

                         UNIFIED
   Measurement Period    WESTERN      S&P 500        PEER
  (Fiscal Year Covered)  GROCERS      INDEX          ISSUERS
------------------------------------------------------------
Measurement Pt.- 9/2/95  $100         $100           $100
FYE 1996                 $103.0       $137.1         $101.7
FYE 1997                 $107.5       $189.2         $106.5
FYE 1998                 $112.5       $201.3         $116.1
FYE 1999                 $115.5       $277.7         $124.5
FYE 2000                 $121.1       $255.7         $125.4

*  Total return assumes reinvestment of dividends
** Fiscal years ended August 31, 1996, August 30, 1997, August 28, 1998,
   August 29, 1999 and September 30, 2000

                TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

  All directors and nominees for director of the Company (or the firms with which such directors or nominees are affiliated) purchase grocery products and related products and services from the company or its subsidiaries in the ordinary course of business.

  As described below, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases and leases with members, entered into supply agreements with members and made direct investments in members with which certain directors or nominees for director of the Company are affiliated.

Transactions with Members Affiliated with Directors and Nominees

 Loans and Loan Guarantees:

  GCC, United Resources, and Unified provide loan financing to its member-patrons. The Company had the following loans outstanding at December 30, 2000 to members affiliated with directors or nominees of the Company:

                                                      Aggregate Loan
                                                          Balance      Maturity
   Director or Nominee                               December 30, 2000   Date
   -------------------                               ----------------- ---------
   Darioush Khaledi.................................    $12,519,000    2001-2004
   David Bennett....................................      2,000,000         2003
   Bill Andronico...................................      1,581,000    2001-2004
   Douglas A. Nidiffer..............................        858,000         2009
   Mimi R. Song.....................................        824,000         2001
   Jay McCormick....................................        510,000    2001-2005
   Michael A. Provenzano, Jr. ......................        129,000         2001

  On May 12, 2000, the Company loaned $7 million to K.V. Mart Co. ("KV") which is payable over a period of five years. The loan is secured by a second interest in substantially all of the assets of KV, and leasehold deeds of trust on several parcels currently leased by KV. Director Khaledi, his partner Parviz Vazin and two entities to which these individuals are related have guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005.

  On July 5, 2000, the Company loaned $3 million to 1999 Lawndale Associates LLC ("Lawndale"), of which director Khaledi is an affiliate. The loan is payable over a period of five years and is secured by a pledge of all of the outstanding shares of KV. The proceeds of the loan were used to repay amounts due KV that had been advanced by KV to members of Lawndale. The loan is guaranteed by director Khaledi, his partner Parviz Vazin and three entities to which these individuals are related.

  Member-patron loans made by GCC and United Resources are periodically sold to a bank, subject to limited recourse provisions. At December 30, 2000, the principal balances of loans to members affiliated with directors of the Company that were sold with recourse were as follows:

                                                      Aggregate Loan
                                                        Balance at     Maturity
   Director or Nominee                               December 30, 2000   Date
   -------------------                               ----------------- ---------
   Peter J. O'Neal..................................    $1,749,000     2004-2008
   James R. Stump...................................        51,000          2001
   Mark Kidd........................................        46,000          2003

  The Company or its subsidiaries provides loan guarantees to its members. GCC has guaranteed 10% of the principal amount of certain third-party loans to KV of which director Darioush Khaledi is an affiliate. At December 30, 2000, the principal amount of this guarantee was $389,000.

  GCC has guaranteed 10% of the principal amount of certain third-party loans to companies owned by Michael A. Provenzano, Jr. At December 30, 2000, the principal amount of this guarantee was $383,000.

  The Company has guaranteed 22% of the principal amount of certain third-party loans to C&K Market, Inc., of which Douglas A. Nidiffer is a shareholder and director. At December 30, 2000, the principal amount of this guarantee was $266,000.

 Lease Guarantees and Subleases:

  The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors or nominees of the Company at December 30, 2000 as follows:

                                                             Total
                                                            Current
                                                    No. of   Annual   Expiration
   Director or Nominee                              Stores    Rent      Date(s)
   -------------------                              ------ ---------- ----------
   Edmund K. Davis.................................    1   $1,560,000      2020
   Darioush Khaledi................................    5    1,415,000 2002-2011
   Bill Andronico..................................    1      861,000      2014
   Douglas A. Nidiffer.............................    2      391,000 2006-2015
   Michael A. Provenzano, Jr. .....................    2      351,000 2016-2017
   John Berberian..................................    2      310,000 2001-2007
   Richard L. Wright...............................    1      273,000      2007
   James R. Stump..................................    2      208,000 2001-2003
   David Bennett...................................    1      193,000      2004
   Mimi R. Song....................................    1      187,000      2004
   Mark Kidd.......................................    1      121,000      2008

  The Company has committed to guarantee a store lease currently under development by an affiliate of Director Bill Andronico which would have an estimated term of 20 years and an estimated annual rent of $990,000.

 Other Leases:

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in July 2003. Monthly rent during the term is $24,000.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery discounts and allowances. Members affiliated with directors or nominees Andronico, Bennett, Davis, Khaledi, Kidd, McCormack, Nidiffer, Provenzano, Song and Wright have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2010, and are subject to earlier termination in certain events. In addition, all directors who were members of United prior to the Merger who do not hold sufficient Class B Shares to meet the Unified deposit/share holding requirements are required to enter into a Supply Agreement until such time as the deposit deficit is eliminated.

 Direct Investment:

  At August 29, 1998, GCC owned 10% of the common stock of KV, of which Unified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The stock purchase agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In

March 1999, KV exercised its repurchase rights under the agreement. KV purchased the shares for $4.5 million, payable in cash and in an interest-bearing note, resulting in a pre-tax gain of $1.5 million which is included in Other income (expense) net, in the accompanying consolidated statements of earnings and comprehensive earnings. The stock purchase agreement also provides that for a five-year period commencing as of the date of the agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $900,000 or an amount equal to the difference between 10% of the appraised value of KV as of the approximate date of the Agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater.

  In December, 2000, the Company purchased 80,000 shares of Preferred Stock of C&K Market, Inc. ("C&K") for $8 million. Director/nominee Douglas H. Nidiffer is a shareholder, director and officer of C&K. In connection with the stock purchase transaction, C&K executed a 10 year Supply Agreement and the shareholders of C&K granted to the Company a put with respect to the Preferred Stock, exercisable upon occurrence of designated events including the nonpayment of permitted dividends or mandatory redemption payments. The Preferred Stock bears a 9 1/2% cumulative dividend rate, with cash payment of dividends deferred until November 15, 2002, and then payable only if permitted by applicable loan agreements. The Preferred Stock, is convertible into 15% of the common stock of C&K under certain circumstances.

  The Company is a member of RAF Limited Liability Company ("RAF"). The only other member is Wright's Foodliner, Inc., an entity controlled by Director Richard L. Wright. Wright's Foodliner, Inc. is the managing member of RAF. During fiscal 1999, RAF purchased groceries and other products in the ordinary course of business from United on the same terms and conditions as United's other members. In October, 1999, the store was closed and the parties are in the process of liquidating RAF in accordance with the terms of the limited liability company operating agreement. Pursuant to that agreement, the Company has paid to Wright's Foodliner, Inc. approximately $446,500 and may be obligated to fund additional amounts depending on final resolution of issues relating to the liquidation.

Transactions with Executive Officers:

  On October 1, 1999, to facilitate Executive Vice President Charles J. Pilliters' relocation to Southern California, the Company loaned to Mr. Pilliter $100,000, pursuant to a four year note secured by a deed of trust, with interest at a rate of 7% per annum, interest only payable in arrears annually on January 15 and on maturity. In the event Mr. Pilliter is employed by the Company on the maturity date or dies prior to the maturity date, then payment of the Note principal is forgiven. If Mr. Pilliter is terminated without cause prior to the maturity date, a portion of the Note is forgiven based on the time remaining until maturity.

  In December, 2000, to facilitate Senior Vice President Daniel J. Murphy's relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note due in November, 2002, $80,000 with interest at 9.5% per annum, interest only until November 2002.

                            VOTING ON OTHER MATTERS

  Management is not aware of any other matters that will be presented for action at the Annual Meeting. If a shareholder presents a proper item of business for shareholder action, the matter would be entitled to be voted upon at the meeting. If any such shareholder proposals or other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "SEC"), the deadline for shareholders to submit proposals to be considered for inclusion in Unified's Proxy Statement for next year's Annual meeting of Shareholders will be September 28, 2001. Such proposals will be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Such proposals should be submitted to the Corporate Secretary of Unified at the address of Unified's principal executive office shown on the first page of this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert M. Ling, Jr., Executive Vice
                                           President,
                                           General Counsel and Secretary

Dated: January 26, 2001

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified's principal executive office shown on the first page of this Proxy Statement.

                                                                        Annex A
                         UNIFIED WESTERN GROCERS, INC.

                               ----------------

                            AUDIT COMMITTEE CHARTER

                               ----------------

Purpose of the Audit Committee

The Audit Committee will represent the Board of Directors by:

  .  evaluating the internal controls of the company

  . providing effective oversight related to the financial statements including financial disclosures

  .  interfacing with the independent auditors

  . providing an avenue of communication between the independent auditors and the Board of Directors.

The Audit Committee will report at each board meeting following an audit committee meeting.

Continuous Activities--General

1. Provide an open avenue of communication between the independent auditors and the Board of Directors.

2. Meet a minimum of two to three times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

3. Confirm and assure the independence of the independent auditors.

4. Review with the independent auditor the coordination of audit efforts to assure completeness of coverage, reduction or redundant efforts, and the effective use of audit resources.

5. Consider and review with management and the independent auditor:

  (a) Significant findings during the year; including the status of previous audit recommendations

  (b) Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information

  (c) Any changes required in the planned scope of the audit plan

6. Report periodically to the Board of Directors on significant results of the foregoing activities.

Continuous Activities--Re: Reporting Specific Policies

1. Inquire as to the auditor's independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by management.

2. Determine, as regards to new transactions or events, the auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

Scheduled Activities

1. Recommend the selection of the independent auditor for approval by the Board of Directors and election by the committee and review and approve the discharge of the independent auditor.

2. Consider, in consultation with the independent auditor, the audit scope and plan of the independent auditor.

3. Review with management and the independent auditor the results of annual audits and related comments in consultation with the Finance Committee and other committees as deemed appropriate.

4. Arrange for the independent auditor to be available to the full Board of Directors at least annually to help provide a basis for the Board to recommend to the committee the appointment of the auditor.

5. Assure that the auditor's reasoning is discussed in accepting or questioning significant estimates made by management.

"When Necessary" Activities

1. Review periodically with general counsel legal and regulatory matters that may have a material impact on the Company's financial statements, compliance policies and programs.

2. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

3. Review and update the Committee's charter as needed.

Audit Committee Membership Requirements

1. The audit committee will be comprised of members from the board of directors.

2. The audit committee members will include an audit committee chairman, three to five committee members, and the chairman of the board of directors, ex officio.

                                     PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS OF
                         UNIFIED WESTERN GROCERS, INC.

            FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 27, 2001

  The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Unified Western Grocers, Inc. (the "Company"), to be held on February 27, 2001, or at any adjournment thereof, as follows:

  1. ELECTION OF DIRECTORS.

     Election of Fifteen Directors by Class A Shares. Nominees: Louis A. Amen, David M. Bennett, John Berberian, Edmund Kevin Davis, James F. Glassel, Mark Kidd, Jay McCormack, Morrie Notrica, Peter J. O'Neal, Michael J. Provenzano, Jr., Gordon E. Smith, Robert E. Stiles, James R. Stump, Kenneth Ray Tucker and Richard L. Wright.

     [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

     Election of Three Directors by Class B Shares.

     Nominees: Darioush Khaledi, Douglas A. Nidiffer and Mimi R. Song.

     [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

  2. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEM 1, AND ACCORDING TO THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: _____________, 2001

___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title
___________________________________________ _____________________________________________
Signature                                   Title

     PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.